Exhibit 2.7

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND AMENDMENT effective July 31, 2023 (the “Effective Date”), by and between Amphitrite Digital Incorporated, a United States Virgin Islands corporation (“Buyer”) and Steve Schlosser, an individual; Michael Hampton, an individual; and Stefan du Toit an individual, jointly and severally (collectively, “Seller”). The Buyer and the Seller shall be collectively referred to herein as the “Parties.”

RECITALS

A. The Parties have entered into that certain Membership Interest Purchase Agreement dated March 24, 2023 (the “original Agreement”), the terms of which are incorporated by reference herein.

B. The Parties have entered into that certain First Amendment to the Membership Interest Purchase Agreement dated June 6, 2023 (the “First Amendment”), the terms of which are incorporated by reference herein.

C. The Parties desire to make certain modifications to the terms of the original Agreement with respect to the closing date, and other terms.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, do hereby agree as follows:

1. Section 1.2 of the original Agreement shall be deleted, and the following language shall be inserted in lieu thereof:

“Section 1.2 Purchase Price. The collective purchase price for the Company Interests (the “Purchase Price”) shall be Six Million Two Hundred Eighty Thousand Dollars and 00/100ths ($6,280,000.00) which shall be paid by the Buyer to the Seller as follows: $6,280,000 “Base Price” with terms of payment of the transaction outlined below:”

2. Section 1.2.1 Escrow and Section 1.2.2 Cash Payment of the original Agreement shall remain unchanged.

3. Section 1.2.3 Balance, Section 1.2.3.1 Stock with Cash Conversion Rights and Section 1.2.3.2 Debt Obligation of the First Amendment shall remain unchanged.

4. Section 1.2.4 Contingent Consideration, Section 1.2.4.1 2022 Contingent Consideration, Section 1.2.4.2 2023 Contingent Consideration and Section 1.2.4.3 Cap of the original Agreement shall be deleted.

5. Section 1.2.4 Adjustment to Purchase Price, Section 1.2.5 Yacht Management Agreements, Section 1.2.6 Clearinghouse Agreements, Section 1.2.7 Brokerage Agreements and Section 1.2.8 Other Restricted Funds of the original Agreement shall remain unchanged.

6. Section 1.3 of the original Agreement shall be deleted, and the following language inserted in lieu thereof:

“Section 1.3 Closing Date. The closing under this Agreement shall occur on or before September 15, 2023, time being strictly of the essence (the “Closing” or “Closing Date”).”

IN WITNESS WHEREOF, each of the parties have executed this Second Amendment as of the Effective Date set forth herein:

SELLER:

/s/ Michael Hampton
Michael Hampton

/s/ Steve Schlosser
Steve Schlosser

/s/ Stefanus du Toit
Stefanus du Toit

BUYER:

Amphitrite Digital Incorporated

By:	/s/ Scott Stawski
Scott Stawski, Chairman